As filed with the Securities and Exchange Commission on August 14, 2006
                                                 Registration No. ____- ________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-8
             Registration Statement Under The Securities Act of 1933

                               SAN JOAQUIN BANCORP
             (Exact name of Registrant as specified in its charter)

               California                         20-5002515
          --------------------               --------------------
     (State or other jurisdiction of          (I.R.S. Employer
     incorporation or organization)           Identification No.)

                               1000 Truxtun Avenue
                              Bakersfield, CA 93301
                    (Address of principal executive offices)

                                 (661) 281-0360
              (Registrant's telephone number, including area code)

                            -------------------------

                      San Joaquin Bancorp Stock Option Plan
                  San Joaquin Bancorp 1999 Stock Incentive Plan
                            (Full Title of the Plans)

                            -------------------------

                                Stephen M. Annis
                               Corporate Secretary
                               1000 Truxtun Avenue
                              Bakersfield, CA 93301
                                 (661) 281-0360
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                   COPIES TO:
                             Timothy S. McCann, Esq.
                              John O. Sutton, Esq.
                   Kirkpatrick & Lockhart Nicholson Graham LLP
                      Four Embarcadero Center., 10th Floor
                             San Francisco, CA 94111
                            Telephone: (415) 249-1000
                            Facsimile: (415) 249-1001

                            -------------------------

                                               CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Title of Securities to be      Amount to be           Proposed Maximum             Proposed Maximum            Amount of
       Registered             Registered(1)       Offering Price per Share     Aggregate Offering Price     Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par
value per share               689,150 Shares              $23.52 (2)               $16,205,397.65 (2)           $1,733.98
----------------------------------------------------------------------------------------------------------------------------

(1) This registration statement covers 89,100 shares of Common Stock that may be issued under the San Joaquin Bancorp Stock Option Plan and 357,415 shares of Common Stock that may be issued under the San Joaquin Bancorp 1999 Stock Incentive Plan. This registration statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act").

(2) Approximately $23.515, calculated in accordance with Rule 457 (c) and (h) under the Securities Act, solely for the purpose of calculating the amount of registration fee. Computation based upon shares underlying awards to be made under: (a) the San Joaquin Bancorp Stock Option Plan as follows:

                            Offering Price      Aggregate
           No. of Shares       per Share      Offering Price       Fee

                6,000.00          $8.25         $49,500.00         $5.30
               14,520.00          $8.08        $117,321.60        $12.55
                4,500.00          $8.08         $36,360.00         $3.89
               12,780.00         $10.00        $127,800.00        $13.67

               26,000.00         $15.00        $390,000.00        $41.73
                3,000.00         $15.00         $45,000.00         $4.82
               20,850.00         $12.00        $250,200.00        $26.77
                1,500.00         $12.00         $18,000.00         $1.93

               89,150.00                     $1,034,181.60       $110.66

     (b)  the San Joaquin Bancorp 1999 Stock Incentive Plan

                            Offering Price      Aggregate
           No. of Shares       per Share      Offering Price       Fee

               20,850.00         $10.65        $222,052.50        $23.76
                3,000.00         $10.65         $31,950.00         $3.42
                2,000.00         $12.00         $24,000.00         $2.57
                2,500.00         $11.00         $27,500.00         $2.94
               23,600.00         $10.00        $236,000.00        $25.25
                2,000.00         $10.25         $20,500.00         $2.19
                3,200.00         $10.00         $32,000.00         $3.42
               37,550.00          $8.25        $309,787.50        $33.15
                4,400.00          $8.25         $36,300.00         $3.88
                    0.00          $9.00              $0.00         $0.00
                    0.00          $9.00              $0.00         $0.00
               25,100.00          $9.50        $238,450.00        $25.51
                7,000.00         $10.45         $73,150.00         $7.83
                5,600.00          $9.50         $53,200.00         $5.69
                    0.00         $11.20              $0.00         $0.00
               30,100.00         $12.00        $361,200.00        $38.65
               10,000.00         $13.20        $132,000.00        $14.12
                    0.00         $13.00              $0.00         $0.00
                5,800.00         $15.50         $89,900.00         $9.62
               33,700.00         $21.50        $724,550.00        $77.53
               10,000.00         $23.65        $236,500.00        $25.31
                2,000.00         $21.63         $43,260.00         $4.63
                1,000.00         $22.25         $22,250.00         $2.38
                1,000.00         $21.00         $21,000.00         $2.25
                6,000.00         $21.00        $126,000.00        $13.48
                5,000.00         $26.00        $130,000.00        $13.91
               31,777.00         $26.25        $834,146.25        $89.25
                3,809.00         $28.87        $109,965.83        $11.77
                6,573.00         $26.25        $172,541.25        $18.46
                6,191.00         $28.87        $178,734.17        $19.12
                7,000.00         $27.00        $189,000.00        $20.22
                4,000.00         $31.00        $124,000.00        $13.27
               34,715.00         $34.00      $1,180,310.00       $126.29
                9,000.00         $37.40        $336,600.00        $36.02
                1,650.00         $35.00         $57,750.00         $6.18
                3,300.00         $35.00        $115,500.00        $12.36
                8,000.00         $35.05        $280,400.00        $30.00
              242,585.00         $34.63*     $8,400,718.55       $898.88

              600,000.00                    $15,171,216.05     $1,623.32

* Pursuant to Rule 457(c), the average of the high (34.75) and low ($34.50) prices of the Registrant's Common Stock as reported on the OTC Bulletin Board on August 10, 2006

TOTAL (a) AND (b):

              689,150.00        $23.515     $16,205,397.65     $1,733.98

                                EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 689,150 shares of the Registrant's common stock without par value ("Common Stock"). 89,150 of the shares of Common Stock are issuable pursuant to options issued or to be issued under the San Joaquin Bancorp Stock Option Plan and 600,000 of the shares of Common Stock are issuable pursuant to options issued or to be issued under the 1999 Stock Incentive Plan (collectively, the "Plans"). The Plans were assumed by the Registrant pursuant to that certain Agreement and Plan of Reorganization by and among San Joaquin Bank, San Joaquin Reorganization Corp. and the Registrant, which assumption of the Plans became effective upon the consummation of the reorganization on July 31, 2006.

On August 4, 2006 the Registrant filed a Form 8-K with the Securities and Exchange Commission as notice that the Registrant is the successor issuer to San Joaquin Bank pursuant to Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, the Registrant's Common Stock is deemed to be registered under Section 12(g) of the Exchange Act, and the Registrant will file reports, proxy statements and other information with the Securities and Exchange Commission. Prior to the filing of the Form 8-K (12g-3) on August 4, 2006, San Joaquin Bank filed reports pursuant to the Exchange Act with the Federal Deposit Insurance Corporation.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

Information required by Part 1, Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory Note to Part I of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Information required by Part I, Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents filed with the Commission by the Registrant (Exchange Act File No. 000-52165) are incorporated in this registration statement by reference:

     o The Registrant's Current Report on Form 8-K, filed with the Commission pursuant to Rule 12(g)-3(a) dated August 3, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Notwithstanding the foregoing, we are not incorporating any document or information deemed to be furnished and not filed in accordance with Commission rules. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

The company's authorized capital stock consists of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). As of July 31, 2006, 3,477,722 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were designated or outstanding.

COMMON STOCK

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except for the election of directors where shareholders are entitled to vote cumulatively if a shareholder gives notice of an intention to cumulate votes prior to the voting. A shareholder voting cumulatively may cast votes equal to the number of shares he, she or it owns times the number of directors to be elected in favor of one nominee or allocate such votes among the nominees as he, she or it determines. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. In the event of a liquidation, dissolution or winding up of the company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences, if any, of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

Pursuant to the company's Articles of Incorporation, the board of directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, rights, preferences, privileges and restrictions granted to or imposed on any unissued shares of Preferred Stock, including, dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Depending upon the terms of Preferred Stock established by the board of directors, any or all series of Preferred Stock may have preference over the Common Stock with respect to dividends and other distributions and upon our liquidation. Such provisions may also include restrictions on the ability of the company to purchase shares of Common Stock or to purchase or redeem shares of a particular series of authorized Preferred Stock. If any shares of Preferred Stock are issued with voting powers, the voting power of the outstanding Common Stock would be diluted.

ANTI-TAKEOVER PROVISIONS

The company's Articles of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the company. For instance, the company's Articles of Incorporation provides that all shareholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the company's Bylaws limit who may call special meetings of shareholders. The company's Bylaws also establish procedures, including advance notice procedures, with regard to the nomination of candidates for election of directors and shareholder proposals. Finally, the ability of the board of directors to issue Preferred Stock from time to time as described above has an anti-takeover effect because the board of directors' authority to act is not conditioned on approval by the shareholders.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by California law. Section 317 of the California Corporations Code governs indemnification of the directors and officers of the Registrant, generally. The Articles of Incorporation of the Registrant permit indemnification of officers and directors in excess of the indemnification otherwise provided by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     Under this Section 317, officers and directors may be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings other than derivative suits, in which such persons were parties or threatened to be made parties. In order for the corporation to make indemnification, there must be a determination by

(a) a majority vote of a quorum of the Board of Directors, consisting of directors who are not parties to such proceeding, (b) if such quorum of directors is not obtainable, by independent legal counsel in a written opinion,
(c) approval of the shareholders pursuant to Section 153 of the California Corporations Code, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (d) an order of the court in which such proceeding is or was pending that the officer or director acted in good faith in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of such person was unlawful. Section 317 further provides that indemnification may be paid in connection with derivative suits, in the same manner as described above, except that, with respect to derivative suits, the authority authorizing the indemnification must find that such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under the circumstances. Court approval is required for indemnification of expenses or amounts incurred in respect of any claim or matter in which a director or officer has been adjudged to be liable to the corporation in the performance of such person's duty to the corporation. No indemnification of expenses can be made under Section 317 in settling or otherwise disposing of a threatened or pending action, with or without action which is settled or otherwise disposed of without court approval.

     The Registrant's Articles of Incorporation and Bylaws provide, among other things, for the indemnification of the Registrant's directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment. Such provisions of the Registrant's Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law. It is the policy of the Board of Directors that the Registrant's executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and the Registrant's Articles of Incorporation and Bylaws. In addition, the Registrant is authorized to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them or incurred by them in such capacity. The Registrant maintains a directors and officers liability insurance policy that insures its directors and officers against certain liabilities.

     The Registrant's Articles of Incorporation also provide for the limitation or elimination of personal liability of the corporation's directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law. However, under federal law, the federal bank regulators may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the provisions in the Registrant's Articles of Incorporation and Bylaws, the Registrant has been informed that, in the opinion of the SEC, this kind of indemnification is against public policy as expressed in the securities Act, and is therefore unenforceable. Reference is made to "Undertakings" below with respect to the Registrant's undertaking concerning indemnification for liabilities arising under the Securities Act.

ITEM 7.  EXEMPTION FORM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.  EXHIBITS.

The Exhibit Index immediately preceding the exhibits filed herewith is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, State of California, on this 14th day of August, 2006.

                                       SAN JOAQUIN BANCORP



                                       By:           /s/ Bruce Maclin
                                           -------------------------------------
                                           Bruce Maclin, Chief Executive Officer
                                           (Principal Executive Officer)


                               POWER OF ATTORNEY

We, the undersigned officers and directors of San Joaquin Bancorp, do hereby constitute and appoint Bart Hill or Stephen Annis, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Names                                         Title                              Date
     -----                                         -----                              ----
                                  Chief Executive Officer, Chairman of the
/s/ Bruce Maclin                             Board and Director
---------------------------             (Principal Executive Officer)            August 14, 2006
Bruce Maclin


/s/ Bart Hill
---------------------------                President and Director                August 14, 2006
Bart Hill

                                     Executive Vice President, Corporate
/s/ Stephen Annis                   Secretary and Chief Financial Officer
---------------------------     (Principal Financial and Accounting Officer)     August 14, 2006
Stephen Annis


/s/ Donald S. Andrews
---------------------------                       Director                       August 14, 2006
Donald S. Andrews


/s/ Melvin D. Atkinson
---------------------------                       Director                       August 14, 2006
Melvin D. Atkinson


/s/ Louis J. Barbich
---------------------------                       Director                       August 14, 2006
Louis J. Barbich


/s/ Elvin G. Berchtold
---------------------------                       Director                       August 14, 2006
Elvin G. Berchtold


/s/ Rogers Brandon
---------------------------                       Director                       August 14, 2006
Rogers Brandon


/s/ Jerry Chicca
---------------------------                       Director                       August 14, 2006
Jerry Chicca


/s/ Robert Montgomery
---------------------------                       Director                       August 14, 2006
Robert Montgomery


/s/ Virginia Moorhouse
---------------------------                       Director                       August 14, 2006
Virgina Moorhouse

                                  EXHIBIT INDEX

Exhibit
Number                Description
------                -----------

4.1       San Joaquin Bancorp Stock Option Plan

4.2       San Joaquin Bancorp 1999 Stock Incentive Plan

5.1 Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP with respect to the legality of the shares being registered

23.1 Consent of Brown Armstrong Paulden McCown Starbuck & Keeter Accountancy Corporation

23.2      Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in
          Exhibit 5.1)

24.1      Power of Attorney (contained on signature page)